Exhibit 99.1

Black Ridge Oil & Gas Announces Acquisition of Williston Basin Assets for $20.5 Million

Transaction Increases Proved Reserves by 79% and Production by 53%

MINNETONKA, MN – November 20, 2013 – Black Ridge Oil & Gas, Inc. (the “Company”) (OTCQB: ANFC), a well-positioned exploration and production (E&P) company focused on non-operated Bakken and Three Forks properties, today announced that it has signed a definitive purchase and sale agreement (“PSA”) with a private party to acquire certain producing oil and gas wells and development acreage in the Williston Basin for $20.5 million, subject to certain purchase price adjustments as defined in the PSA.

Transaction Details:

•	Acquired net production of approximately 165 barrel of oil equivalents per day (“BOE/d”), based on internal operating reports, representing a 53% increase over Black Ridge’s third quarter average of 308 BOE/d

•	Acquired proved reserves of 1.9 million barrel of oil equivalents (“MMBOE”) representing a 79% increase over the Company’s year-end 2012 proved reserves of 2.4 MMBOE *

•	Total PV10 of the acquired proved reserves equals $37.2 million with proved developed producing representing 34%, or $12.7 million, and proved undeveloped reserves (PUD) of $24.5 million.*

•	Properties currently operated by Burlington Resources Oil and Gas Company LP., Marathon Oil Company and Hunt Oil Company.

•	Approximately 2,046 net acres acquired at an 87.5% net revenue interest (NRI).

o	741 net acres located in northern Dunn County, North Dakota are held by production.

o	1,305 net acres located in Golden Valley County, ND are currently undeveloped with lease expirations in 2019.

*Note, reserve values of acquired assets are based on internal estimates.

Black Ridge expects the acquisition to close on or before December 13, 2013 with an effective date of October 1, 2013. The agreement is subject to customary due diligence and adjustments to be calculated as of the closing date.

Ken DeCubellis, Black Ridge's Chief Executive Officer, said: “This transaction demonstrates management’s ability to utilize our platform to aggregate high return, quality assets in the heart of the Bakken / Three Forks development fairway to grow our drilling inventory, production and proved reserves in a meaningful way. While the immediate increase in production and cash flow are a benefit to the Company, the real long term value of this acquisition is in the high return development projects and drilling inventory.”

Financing the Acquisition

Black Ridge will finance the acquisition with availability from our senior secured credit facility with Cadence Bank, N.A., our second lien credit facility with Chambers Energy Management, LP, and cash on hand. In conjunction with the closing of the transaction, Cadence has agreed to increase the Company’s borrowing base from $7.0 million to $18.0 million. The Cadence borrowing base is subject to periodic redeterminations based on changes to the Company’s reserve base. The Company expects the availability under both facilities to grow as it continues to acquire and develop new, high value leaseholds in the heart of the Bakken and Three Forks development fairway. As of November 20, 2013, the Company had not drawn from the Cadence facility and had an additional $10.0 million of availability under its Chambers facility.

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Wells Acquired

The following table sets forth Bakken and Three Forks wells in which Black Ridge is acquiring a participating interest, effective as of October 1, 2013:

Well	Operator	Status as of 10/1/2013	WI(1)
GORHMAN 14-31TFH	BURLINGTON RESOURCES OIL & GAS COMPANY LP	Producing	0.193
GORHMAN 24-31MBH	BURLINGTON RESOURCES OIL & GAS COMPANY LP	Producing	0.193
LINCOLN USA 16-1H	MARATHON OIL COMPANY	Producing	0.064
HALLIDAY 3-11-2H	HUNT OIL COMPANY	Producing	0.031
HALLIDAY 2-11-2H	HUNT OIL COMPANY	Producing	0.031
HALLIDAY 1-11-2H 1	HUNT OIL COMPANY	Producing	0.031
HANSEN RANCH 34-10TFH	MARATHON OIL COMPANY	Producing	0.031
HANSEN RANCH USA 44-10TFH	MARATHON OIL COMPANY	Producing	0.031
HANSEN RANCH USA 44-10H	MARATHON OIL COMPANY	Producing	0.031
HANSEN RANCH 14-10H	MARATHON OIL COMPANY	Producing	0.031
CORRAL CREEK-BAKKEN UNIT(2)	BURLINGTON RESOURCES OIL & GAS COMPANY LP	Producing	0.008

(1) The working interests are based on Black Ridge's internal records and may be subject to change by the operators' third-party legal counsel in preparing final division order title opinions for each well.

(2) Black Ridge is acquiring a 0.77376% WI across the 30,844 acre Corral Creek-Bakken Unit operated by Burlington Resources.  As of October 1, 2013, there were 33 producing wells and 18 wells drilling or awaiting completion.

Cautionary Statement as to Forward-Looking Statements

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect the Company’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, volatility in commodity prices for crude oil and natural gas, environmental risks, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital or have access to debt financing, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, increases in operator costs, acquisition and investment opportunities available to the Company, other economic, competitive, governmental, regulatory and technical factors affecting our Company's operations, products, services and prices and other risks inherent in the Company's business that are detailed in the Company's Securities and Exchange Commission ("SEC") filings. Readers are encouraged to review these risks in the Company's SEC filings.

About the Company

Black Ridge Oil & Gas, Inc. is an oil and gas exploration and production company based in Minnetonka, Minnesota. Black Ridge's focus is exclusive to the Williston Basin Bakken and Three Forks trend in North Dakota and Montana. For additional information, visit the Company's website at www.blackridgeoil.com.

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Contact

Black Ridge Oil & Gas, Inc.

Ken DeCubellis, Chief Executive Officer

952-426-1241

www.blackridgeoil.com

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